Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Announces Commencement of Dutch Auction

Tender Offer to Repurchase up to 608,000 Common Shares

PITTSBURGH, PA – February 7, 2012—Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today that it is commencing a modified “Dutch auction” tender offer to repurchase up to 608,000 shares of its common stock, representing approximately 17% of Mastech’s outstanding shares. The 608,000 shares represent the remaining shares available for purchase under Mastech’s stock repurchase program, which was previously announced on December 23, 2010. The closing price of Mastech’s common stock on the NYSE Amex on February 6, 2012 was $4.57.

Under the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price within the range of $4.65 to $5.50 per share. The low end of this range is greater than the closing price of Mastech’s common stock on the NYSE Amex on February 6, 2012. Based on the number of shares tendered and the prices specified by the tendering shareholders, Mastech will determine the lowest per share price within the range that will enable it to buy 608,000 shares, or such lesser number of shares that are properly tendered.

If more than 608,000 shares are properly tendered at or below the determined price per share, Mastech will first purchase shares tendered by those shareholders owning fewer than 100 shares without pro ration, and then purchase all other shares on a pro rata basis, at the determined price per share. The number of shares subject to this tender offer may, at the discretion of Mastech, be increased by up to 2% of Mastech’s outstanding shares, or approximately 71,382 shares, without amending or extending the tender offer.

Shareholders whose shares are purchased in the offer will be paid the determined purchase price per share net in cash, without interest, after the expiration of the offer period. The offer is not contingent upon any minimum number of shares being tendered. The offer is subject to a number of other terms and conditions specified in the offer to purchase that is being distributed to shareholders. The offer will expire at 5:00 P.M., New York City Time, on Wednesday, March 7, 2012.

The information agent for the offer is Georgeson Inc. None of Mastech, its board of directors or the information agent is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Mastech.

The tender will be funded through a combination of available cash and, if necessary, the revolving credit facility Mastech currently has with PNC Bank. All shares purchased by Mastech in the tender offer will be held in treasury.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Mastech’s common stock. The offer is being made solely by the offer to purchase and the related letter of transmittal. Stockholders and investors are urged to read Mastech’s tender offer statement on Schedule TO filed with the Securities and Exchange Commission in connection with the tender offer, which includes exhibits, the offer to purchase and the related letter of transmittal, as well as any amendments or supplements to the statement when they become available, because they contain important information. Each of these documents will be filed with the Securities and Exchange Commission, and investors may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov) or from Georgeson Inc., the information agent for the tender offer, by directing such request to: Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, telephone (866) 482-5136.

About Mastech Holdings, Inc.:

Leveraging the power of 25 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2010.

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For more information, contact: Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497